THIRD AMENDMENT TO ADVISORY AGREEMENT

This Third Amendment (“Amendment”) dated June 1, 2025 is made to the Advisory Agreement dated June 1, 2016, as amended (the “Agreement”), between RUSSELL INVESTMENT FUNDS, a Massachusetts business trust (the “Trust”), and RUSSELL INVESTMENT MANAGEMENT, LLC, a Washington limited liability company (the “Adviser”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

WHEREAS, the Trust and the Adviser desire to restate Exhibit A of the Agreement to reflect name changes for certain Funds.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

1.	Exhibit A to the Agreement is hereby amended and restated in its entirety as set forth on Exhibit A attached hereto.

2.	Except as expressly amended by this Amendment, the provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties hereto has caused this Third Amendment to the Advisory Agreement to be executed in its name and behalf by its duly authorized representative as of the date first written above.

RUSSELL INVESTMENT FUNDS		RUSSELL INVESTMENT MANAGEMENT, LLC

By:	/s/Vernon Barback	By:	/s/Katherine El-Hillow

Name:	Vernon Barback	Name:	Katherine El-Hillow

Title:	President and Chief Executive Officer	Title:	Chairman and President

Exhibit A

Fund	Asset Level	Fee
U.S. Strategic Equity Fund	All assets	0.73%
U.S. Small Cap Equity Fund	All assets	0.90%
International Developed Markets Fund	All assets	0.90%
Strategic Bond Fund	All assets	0.55%
Global Real Estate Securities Fund	All assets	0.80%
Moderate Strategy Fund	All assets	0.20%
Balanced Strategy Fund	All assets	0.20%
Aggressive Strategy Fund	All assets	0.20%
Equity Aggressive Strategy Fund	All assets	0.20%